NEWS RELEASE	11-24-2003
COMPANY CONTACT:
Richard P. Beyer
Barrister Global Services Network, Inc.
(716) 845-5010

Barrister Global Services Network, Inc. Agrees to
Sell 50.5% Equity Interest to John S. Bowers, III

BUFFALO, NY - November 24, 2003  Barrister Global Services Network, Inc. ("Barrister"), a premier provider of multi-vendor IT services, today announced the signing of a stock purchase agreement by which Barrister's President, John S. Bowers, III, will acquire a 50.5% equity interest in Barrister. Under the agreement, Barrister has agreed to issue 3,601,250 shares of common stock and 85,700 shares of newly authorized Class A Convertible Preferred Stock to Mr. Bowers in full satisfaction of the $950,000 debt due July 31, 2004 from Barrister to Mr. Bowers arising from Barrister's acquisition of Advantage Innovation, Inc. ("Advantage") in July 2002. Under the agreement, Mr. Bowers has agreed to provide to Barrister, through an entity wholly-owned by Mr. Bowers, a $250,000 revolving line of credit secured by all of Barrister's current and future assets.

A special committee of the Board of Directors of Barrister consisting solely of independent directors recommended the transaction to the Board of Directors. In reliance on that recommendation and an opinion of an outside financial advisor that the transaction is fair to Barrister and its stockholders from a financial point of view, the Board of Directors has unanimously approved the transaction.

Subject to the satisfaction of certain closing conditions, including the cancellation of certain outstanding warrants and options to purchase common stock of Barrister, Barrister expects the closing of the transaction to occur on December 15, 2003. Under the terms of the stock purchase agreement and effective upon the closing of the transaction, all members of the current Board of Directors, other than Henry P. Semmelhack and James D. Morgan, will resign and Mr. Bowers, Albert B. Petrie, Jr. and Debra D. Bowers, the mother of Mr. Bowers, will be appointed to the Board of Directors. Information on these new directors is set forth below.

In connection with the signing of the stock purchase agreement, Mr. Petrie and Frank A. Petrie have agreed to restructure the $300,000 debt due to them on July 31, 2004 from Barrister arising from Barrister's acquisition of Advantage. Pursuant to this restructuring, which will become effective upon the closing of the stock purchase agreement, Barrister will pay the debt in 36 monthly installments, beginning August 1, 2004, and accrued interest on a semi-annual basis.

A copy of the stock purchase agreement will be filed as an exhibit to a Form 8-K to be filed with the Securities and Exchange Commission shortly after this release.

Mr. Bowers, 25, joined Barrister in July 2002 as its Vice President and President of Barrister's Advantage Services Division. In January 2003, he was promoted to the position of Senior Vice President and Chief Operating Officer and, in September 2003, became Barrister's President. Mr. Bowers was previously a co-founder and the Chief Executive Officer of Advantage, a technical services company serving commercial and consumer markets, from its inception in July 1998 until its acquisition by Barrister in July 2002.

Ms. Bowers, 49, was appointed the Vice President of Operations of Barrister in October 2003. From October 2002 to October 2003, she served as Barrister's Director of New Orleans Operations. From November 2000 until its acquisition by Barrister in July 2002, Ms. Bowers served as the Controller of Advantage. Prior to that, she was self-employed, providing research and other services to various business and individual clients.

Mr. Petrie, 50, is the owner and President of Al Petrie Investor & Media Relations L.L.C., a provider, since July 1998, of investor and media relations services to publicly-traded companies. Mr. Petrie was also a co-founder and the President of Advantage from its inception in July 1998 until its acquisition by Barrister in July 2002.

About Barrister Global Services Network, Inc.
 Barrister Global Services Network, Inc. is a premier provider of multi-vendor IT services, delivering superior resolution to client/server hardware challenges. Barrister's services range from warranty and non-warranty equipment maintenance to managed help desk to per incident hardware repair and equipment installations, as well as new POS and kiosk services for retailers. The Company manages over 15,000 certified technicians, delivering on-site service to every zip code within the United States, Canada, Mexico and Puerto Rico. Barrister is headquartered in Buffalo, New York.

For more information, please visit www.barrister.com, send an e-mail to info@barrister.com or call toll free 866-565-2476.

This press release contains "forward-looking statements,'' within the meaning of the Private Security Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the industry, markets and economic environment in which the Company operates. Such statements involve risks and uncertainties that could cause actual results to differ materially from the results discussed in these statements. These risks are detailed in the Company's periodic reports filed with the Securities and Exchange Commission. Barrister Global Services Network is a trademark, tradename and service mark, and Barrister is a registered trademark and service mark of Barrister Global Services Network, Inc.